Exhibit 10.1

02/05/2010

Kevin Yost

Dear Kevin,

I am delighted to offer you the position of General Manager, Morningstar Foods. The terms of your offer are as follows:

Position: General Manager, Morningstar Foods reporting to Chris Sliva, Chief Operating Officer for Morningstar Foods.

Salary: You will be paid a salary of $13,076.92 bi-weekly which annualizes to $340,000.00.

Bonus: A target amount equal to 50% of your base annual salary subject to the achievement of certain performance targets for you, your department and the company as a whole. A portion of your overall bonus will be based on the company achieving certain financial objectives while the remainder of the total bonus will be based on achievement of personal and departmental objectives. You will be eligible in 2010, with payout in early 2011, provided you are still on payroll at the time of payout. Bonus payments will be made pro-rata based on your employment date.

Sign-on Bonus: You will receive a one time sign-on bonus of $200,000.00 (less applicable taxes) to be paid within the first 30 days of your start date. This bonus will be repaid by you should you leave the Company within 1 year from your start date.

Relocation: You will be eligible for relocation benefits that are designed to relocate you and your family from your current location to the Dallas, Texas area. Further details of this program are attached to this offer letter.

Long Term Incentive: You will be eligible to participate in the Long-Term Incentive Plan of Dean Foods. This program consists of stock options, restricted stock, and cash grants under this program are typically made in January of each year. While you are eligible to participate, any grants made under this plan must be approved by the Board of Directors, who has the ability to alter, change or suspend the plan at any time, decide the amount of grant or grants that might be offered to you, and set conditions for the grants.

Benefits: As a full-time employee, you will be able to participate in company-sponsored benefit programs once you meet the specific eligibility requirements. Based on your start date, you will be eligible for benefits on the first of the month following 60 days of employment. Our company-sponsored benefit program includes medical, dental, and vision coverage, life and supplemental life insurance, health and dependent care spending accounts, short-term and long-term disability, 401(k), paid time off at 4 weeks per year, as well as company paid holidays.

COBRA Reimbursement: Based on your start date, you will be eligible for benefits on the first of the month following 60 days of employment. We will pay the company portion of the COBRA premium for the period necessary to assure continuing healthcare coverage for you and your family.

Change-In-Control Provisions: You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Corporate Senior Vice Presidents. In general, this agreement provides benefits to two times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. The details of these provisions are set forth more fully in the Change of Control Agreement.

Severance: Dean Foods maintains an Executive Severance Plan, and we will provide you a copy of this plan. For purposes of this plan, you are considered a Corporate Senior vice President.

This offer is contingent upon your successful completion of a background investigation, reference checks and drug testing according to the company’s drug testing policy and procedure. In addition, you must inform us of any confidentiality agreements, non-disclosure agreements and/or non-competition agreements to which you are a party; failure to do so will result in immediate revocation of this offer or termination of employment. Your offer will also be contingent upon our assessment of your ability to work with the WhiteWave team without breaching any such agreements.

Please note that this letter is intended only to set forth the terms of our offer and is not intended to be and shall not be construed as an employment agreement. You will be employed on an at-will basis, meaning that either you or the company may terminate the employment relationship at any time without notice. No one other than the Chief Executive Officer of the company is authorized to enter into an agreement modifying the employment at-will relationship and any such modification must be in writing and signed by the parties.

Kevin, both Chris and I look forward to working with you and we are confident you will make a significant contribution to the success of our company. Please indicate your acceptance of this offer by signing this letter and returning it to me.

Sincerely,

/s/ Tommy Zanetich

Tommy Zanetich

Senior Vice President, Human Resources

Accepted and agreed to this 9th day of Feb., 2010, with TBD as my tentative start date.

/s/ Kevin Yost
Signature

2-9-10
Date